Exhibit 16.2

October 27, 2005

Mr. E.G. Lampman
Chair of the Audit Committee
Bison Instruments, Inc.
7725 Vasserman Trail
Chanhassen, MN
USA 55317

Dear Mr. Lampman:

This is to confirm that the client-auditor relationship between Bison Instruments, Inc. (Commission File Number 000-27297) and KPMG LLP has ceased.

Very truly yours,

/s/ KPMG LLP

KPMG LLP
Chartered Accountants

Cc: Chief Accountant, Securities and Exchange Commission